Exhibit 10.44

CHIPPAC, INC.

RETENTION AND SEVERANCE AGREEMENT

May 11, 2004

Patricia McCall

ChipPAC, Inc.

47400 Kato Road

Fremont, CA 94538

Dear Pat:

In recognition of your committed efforts as an employee of ChipPAC, Inc. (the “Company”), we are offering you the opportunity to receive a special retention payment in the amount set forth below (the “Retention Payment”) and a special severance payment in the amount set forth below (the “Severance Payment,” together with other benefits, the “Severance Benefits”) in connection with the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger and Reorganization among ST Assembly Test Services Ltd, Camelot Merger, Inc. and ChipPAC, Inc. dated as of February 10, 2004. The Retention Benefits and Severance Benefits both will be fully subject to the terms of the ChipPAC, Inc. Employee Retention and Severance Plan (the “Plan”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Plan.

Your benefits under the Plan include the following:

1. Retention Payment. You will receive a payment equal to forty-three (43) times your Weekly Base Pay determined on the business day immediately preceding the Closing. Your Weekly Base Pay will not be reduced between the date of this Agreement and the Termination Date. Your Retention Payment will be payable on the first normal and customary payroll date following the termination of your employment with the Company, which will be ninety (90) days after Closing (“Termination Date”), or on such earlier date as may be required by law, unless otherwise agreed by the parties.

2. Severance Benefits.

(a) Severance Payment. You will receive a payment equal to thirty-five (35) times your Weekly Base Salary determined on the business day immediately preceding the Closing. Your Severance Payment will be payable on the first normal and customary payroll date following your Termination Date or on such earlier date as may be required by law.

(b) Stock Options. Each ChipPAC stock option that you hold, other than options granted to you on or after January 1, 2004, will become fully exercisable immediately prior to the Closing to the extent they were not previously exercisable. The exercise period(s) will be as provided in the relevant option agreements and any amendments thereto.

(c) COBRA. In addition to the COBRA health care continuation coverage as required by law, on the first normal and customary payroll date following the termination of your employment with the Company, the Company will pay you an amount equivalent to the premiums associated directly with the provision of such coverage for a period of twenty-six (26) weeks.

(d) Pro-rated STI. The Company will pay your pro-rated STI based on the number of days from January 1, 2004 through the Termination Date and in accordance with the previously established targets and goals.

You will receive your Retention Payment, the Severance Payment and the other Severance Benefits subject to certain conditions set forth in the Plan, including, without limitation, your continued full-time employment with the Company from the Closing through and including your Termination Date and your execution and non-revocation of a general release of claims in substantially the form attached as Annex A to the Plan. You will not be required to release any indemnification rights you may have arising from your position as an employee, officer or director of the Company or its subsidiaries. Notwithstanding the foregoing, you will be entitled to receive the Retention Payment, the Severance Payment and the other Severance Benefits in the event that your employment is terminated by the Company without Cause (as such term is defined in the Retention Plan) or by you for Good Reason (as such term is defined in the Retention Plan) before your Termination Date. In the event of your death before your Termination Date and so long as the Closing occurs, your estate will be entitled to receive the Retention Payment, the Severance Payment and the other Severance Benefits.

In the event that the severance and other benefits provided to you under this letter or any other agreement or arrangement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this paragraph, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate severance and benefits payable to you under this Agreement shall be reduced such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code. For purposes of applying the provisions of this paragraph, the Company shall be entitled to rely on the advice of legal counsel or a nationally recognized accounting firm as to whether any payments or benefits payable to you constitute “Parachute Payments” under 280G of the Code.

Please note that this letter is not a guarantee of continuing employment or an employment contract between you and the Company. You remain an at-will employee of the Company. In the event that Closing does not occur, this award letter and the Plan shall be void.

By your execution and delivery of this letter, you agree to your participation in the Plan pursuant to the terms thereof and specifically acknowledge that participation in the Plan will be lieu of, and shall supersede any and all provisions providing for severance, retention or change of control payments or benefits, if any, set forth in your Offer Letter and all other prior oral or written plans, agreements, communications, negotiations, commitments and understandings with respect to such payments or benefits.

This agreement will become effective upon your execution of it in the space provided below and its delivery to Dennis W. Daniels, Vice-President, Corporate Administration and Human Resources.

CHIPPAC, INC.

By:	/s/ Dennis McKenna
Name:	Dennis McKenna
Title:	Chief Executive Officer and President

I, the undersigned, hereby agree to the foregoing, and acknowledge that the terms and conditions of the Plan, which include the terms of this agreement, are confidential (as defined in Section 3.05 of the Plan).

/s/ Patricia McCall
Employee

Date: May 11, 2004